UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 8, 2013

FIRST INTERSTATE BANCSYSTEM, INC.

(Exact name of registrant as specified in its charter)

Montana	001-34653	81-0331430
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

401 North 31st Street, Billings, MT 59101

(Address of principal executive offices)

(406) 255-5390

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 8, 2013, First Interstate BancSystem, Inc. (the “Company”), announced the appointment of Kevin P. Riley, age 53, to serve as Executive Vice President and Chief Financial Officer of the Company, effective August 15, 2013. Mr. Riley will replace Terrill R. Moore, who is retiring as the Company’s Chief Financial Officer on August 15, 2013. To ensure a smooth transition, Mr. Moore will continue his employment with the Company through June 30, 2014, working on special projects.

Under the terms of an employment agreement dated June 28, 2013, Mr. Riley is entitled to annual base compensation of $300,000, a hiring bonus of $50,000, 4,000 shares of the Company’s Class A common stock after each of his first, second and third years of employment with the Company and additional benefits as are customarily offered to the Company’s executives.

Mr. Riley has 27 years of banking experience, most recently serving as Executive Vice President and Chief Financial Officer of Berkshire Hills Bancorp, a $5.3 billion financial holding company headquartered in Pittsfield, Massachusetts, since 2007. Prior to 2007, Mr. Riley served in various executive-level positions with KeyCorp, a $90.0 billion bank holding company headquartered in Cleveland, Ohio.

A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit 99.1 – Press Release dated July 8, 2013 announcing Chief Financial Officer succession.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 8, 2013

FIRST INTERSTATE BANCSYSTEM, INC.

By:	/s/ ED GARDING
Ed Garding
President and Chief Executive Officer